                                                COMMISSION FILE NO. 333-_____

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 1999

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          NHANCEMENT TECHNOLOGIES INC.
                          ----------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                    84-1360852
 -------------------------------        ---------------------------------------
 (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
  INCORPORATION OR ORGANIZATION)

                         39420 LIBERTY STREET, SUITE 250
                            FREMONT, CALIFORNIA 94538
                                 (510) 744-3333
                                 --------------
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                   ------------------------------------------

                           CORPORATION SERVICE COMPANY
                                1013 CENTRE ROAD
                           WILMINGTON, DELAWARE 19805
                                 (800) 927-9800
                                 --------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                   ------------------------------------------

                                   COPIES TO:
                              CYNTHIA M. LOE, ESQ.
                      TOMLINSON ZISKO MOROSOLI & MASER LLP
                        200 PAGE MILL ROAD, SECOND FLOOR
                           PALO ALTO, CALIFORNIA 94306
                                 (650) 325-8666

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
Title of                                      Proposed           Proposed
Securities                                    Maximum            Maximum                 Amount of
to be Registered           Amount to be       Offering Price     Aggregate               Registration
                           Registered(1)      Per Share          Offering Price          Fee
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
NHancement Technologies    2,252,874          $1.8125            $4,083,334.13(3)        $1,135.17(3)
Inc. Common Stock, $0.01   shares (2)
par value
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
NHancement Technologies    375,000            $1.37              $  513,750(5)           $  142.82(5)
Inc. Common Stock, $0.01   shares (4)
par value
-------------------------------------------------------------------------------------------------------------

                                                                              Total:     $1,277.99
-------------------------------------------------------------------------------------------------------------

-------------------
(1) In accordance with Rules 416 and 457 under the Securities Act, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be issuable in connection with the conversion of the Preferred Stock described in footnote (2) below and exercise of the warrants described in footnote (4) below, to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2) A total of 2,252,874 shares of the Registrant's Common Stock are being registered hereunder for resale upon conversion of shares of Series A Convertible Preferred Stock into shares of Common Stock and for resale in connection with the payment of dividends in Common Stock shares on the Series A Convertible Preferred Stock.

(3) Pursuant to Rule 457(c) under the Securities Act of 1933, the proposed maximum aggregate offering price and the amount of the registration fee are calculated based on the closing sales price of the Company's Common Stock on August 11, 1999, as reported on the Nasdaq SmallCap Market System.

(4) A total of 375,000 shares of Registrant's Common Stock are being registered hereunder for resale upon exercise of warrants to purchase 375,000 shares of Common Stock at an exercise price of $1.37 per share. The exercise of 200,000 of such shares is contingent upon redemption by the Registrant of shares of Series A Convertible Preferred Stock in accordance with the provisions of the Securities Purchase Agreement relating to the sale of the Preferred Stock, as amended, and the Registrant's Certificate of Designations, as amended.

(5) Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the proposed maximum aggregate offering price and the amount of the registration fee are based upon the price at which the warrants to purchase shares of Common Stock may be exercised.

                                   PROSPECTUS

                          NHANCEMENT TECHNOLOGIES INC.
                        2,627,874 SHARES OF COMMON STOCK

         The holders of shares of Series A Convertible Preferred Stock of NHancement Technologies Inc., a Delaware corporation, named in this Prospectus (the "SELLING STOCKHOLDERS") are selling up to 2,627,874 shares of the Company's Common Stock acquired upon conversion of shares of the Company's Series A Convertible Preferred Stock, payment in shares of Common Stock of dividends due on the Preferred Stock or exercise of certain warrants to purchase shares of the Company's Common Stock.

         The Selling Stockholders (or their permitted successors or assigns) propose to sell the shares of Common Stock from time to time in transactions occurring either on or off the Nasdaq SmallCap Market System at prevailing market prices or at negotiated prices. Sales may be made to brokers or to dealers, who are expected to receive customary commissions or discounts.

         The Selling Stockholders and any broker-dealers or other persons acting on their behalf in connection with the sale of Common Stock under this Prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and any commissions received by them and any profits realized by them on their sale of Common Stock as principals may be deemed to be underwriting compensation under the Securities Act. As of the date of this Prospectus, there are no special selling arrangements between any broker-dealer or other person and the Selling Stockholders.

         No period of time has been fixed within which the shares will be offered or sold. None of the proceeds from the sale of the shares will be received by the Company. The Company will pay all expenses with respect to this offering, except for brokerage fees and commissions and transfer taxes for the Selling Stockholders, which will be borne by the Selling Stockholders.

         AN INVESTMENT IN THE SHARES OF NHANCEMENT'S COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

         The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "NHAN." On August 6, 1999, the closing sales price of the Company's Common Stock on the Nasdaq SmallCap Market was $2.125 (2-1/8) per share.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is August ___, 1999.

         You should only rely on the information incorporated by reference or provided in this Prospectus or in any supplement to this Prospectus. We have not authorized anyone else to provide you with different information. The Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement hereto is accurate as of any date other than the date on the front of those documents.

                              ---------------------

                                TABLE OF CONTENTS

                                                              Page
Certain Definitions . . . . . . . . . . . . . . . . . . . .     2
Special Note Regarding Forward Looking Statements . . . . .     2
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . .     3
Recent Developments . . . . . . . . . . . . . . . . . . . .     9
Selling Stockholders. . . . . . . . . . . . . . . . . . . .    10
Plan of Distribution  . . . . . . . . . . . . . . . . . . .    13
Legal Matters . . . . . . . . . . . . . . . . . . . . . . .    14
Experts . . . . . . . . . . . . . . . . . . . . . . . . . .    14
Where You Can Find More Information . . . . . . . . . . . .    15

                               CERTAIN DEFINITIONS

         As used in this Prospectus, the terms the "COMPANY" or "NHANCEMENT" refer to NHancement Technologies Inc. and its subsidiaries, and the term "PREFERRED STOCK" means the Company's Series A Convertible Preferred Stock.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         CERTAIN STATEMENTS INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS MAY BE CONSIDERED "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SUCH STATEMENTS INCLUDE DECLARATIONS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS. WE UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISION TO THESE FORWARD-LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS ARE:

     - General economic and business conditions, which will, among other things, impact the demand for the Company's products and services

     - Market demand, which generally tends to increase during strong years of the business cycle and generally tends to decrease during weak years of the business cycle, although the Company's historical and future financial performance may not necessarily conform to these stated trends

     - Product performance and technological developments, which may affect the Company's ability to compete with other companies marketing products or performing services similar to those marketed or performed by the Company, thereby affecting the Company's ability, among other things, to generate revenues

     - Changes in the Company's business strategy or development plans, which may, among other things, prolong the time it takes to achieve the Company's objectives

     -  The loss of any significant suppliers or customers

     - The Company's dependence on key personnel; the quality, judgment and strategic decisions of management and other personnel

                                  RISK FACTORS

         NHancement is a holding company that operates through its two subsidiaries. The Company's North American subsidiary, NHancement Technologies North America, Inc. (formerly named Voice Plus, Inc.) specializes in multimedia systems that improve internal and external communications functions, such as the new all-in-one NT based communications servers which converge voice and data systems. These open architectural systems allow us to provide customized software development services for our clients' individual needs. The Company's Asian subsidiary, Infotel Technologies (Pte) Ltd, a Singapore company, is an integrator and distributor of communication systems and test equipment.

         AN INVESTMENT IN SHARES OF NHANCEMENT'S COMMON STOCK INVOLVES A HIGH DEGREE OF RISK RELATING TO THE COMPANY, THE MARKETS IN WHICH THE COMPANY OPERATES AND THE SECURITIES MARKETS, PARTICULARLY THE MARKETS FOR SECURITIES OF SMALLER COMPANIES, SUCH AS THE COMPANY. PROSPECTIVE PURCHASERS OF COMMON STOCK SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW, AS WELL AS THE FINANCIAL AND OTHER INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN DETERMINING WHETHER TO PURCHASE THE SHARES OF COMMON STOCK OFFERED UNDER THIS PROSPECTUS.

         The following risk factors should be carefully considered by you in evaluating whether you wish to make an investment in NHancement's Common Stock:

RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMPANY'S COMMON STOCK

         RISKS ASSOCIATED WITH DELISTING OF COMMON STOCK; PENNY STOCK RULES. Although the Company's Common Stock was approved for quotation on the Nasdaq SmallCap Market System in connection with the Company's IPO in February 1997, we cannot assure you that our Common Stock will remain eligible for listing on the Nasdaq SmallCap Market. In this regard, until recently, the Company had failed to comply with the net tangible assets/market capitalization/net income requirements for continued listing on the Nasdaq SmallCap Market, as required by Nasdaq under Marketplace Rule 4310(c)(2). This resulted in written notification from Nasdaq in February 1999 that the Company's Common Stock would be delisted from the Nasdaq SmallCap Market. In June 1999, following a hearing with the Nasdaq listing qualifications panel, we received a positive determination on our request for the continued inclusion of our Common Stock on the Nasdaq SmallCap Market. As a result, our Common Stock has remained listed to date, without interruption, on the Nasdaq SmallCap Market.

         If our Common Stock were to become delisted from the Nasdaq SmallCap Market, we would become subject to the SEC's "penny stock" rules. Were this to occur, you would find it difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock.

         The "penny stock" rules under the Exchange Act impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in a penny stock. For transactions covered by the penny stock rules, a broker-dealer must make special suitability determinations for purchasers and must have received the purchaser's written consent to the transaction prior to sale. In addition, for any transaction involving a penny stock, unless exempt, the rules require delivery prior to any transaction in a penny stock of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market and penny stocks. Consequently, if the Company's Common Stock were to be delisted from the Nasdaq SmallCap Market and became subject to the rules on penny stocks, it would negatively affect the ability or willingness of broker-dealers to sell or make a market in the Company's securities and, therefore, would severely and adversely affect the market liquidity for, and your ability to sell, the Company's Common Stock.

         VOLATILITY OF STOCK PRICES. The over-the-counter markets for securities such as our Common Stock historically have experienced extreme price and volume fluctuations during certain periods. Other factors that also may adversely affect the market price of our Common Stock include the following:

         -  New product developments

         - Technological and other changes in the voice-messaging and communications industries

         -  Fluctuations in the financial markets

         -  General economic conditions

         -  Quarterly variations in the Company's results of operations

RISKS RELATED TO NHANCEMENT'S BUSINESS

         PRIOR LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. Although the Company recorded net income of $251,800 on net revenues of $6.7 million for its third quarter ended June 30, 1999, on a fiscal year-to-date basis, the Company has incurred a loss of $1.1 million on $15.6 million in revenues. Further, the Company sustained significant losses for the fiscal year ended December 31, 1997, as well as for the nine-month fiscal year ended September 30, 1998.

         While we have recently returned to profitability, our financial condition and results of operations will be adversely affected if we fail to continue to produce positive operating results. This could also:

         -  Adversely affect the future value of our Common Stock

         - Result in delisting of our Common Stock on the Nasdaq SmallCap Market System

         - Adversely affect our ability to obtain debt or equity financing on acceptable terms

         -  Prevent us from engaging in acquisition activity

         FINANCING RISKS. The acquisition of complementary businesses and products is an element of our business strategy. Our ability to engage in acquisition activity depends on our ability to obtain debt or equity financing, neither of which may be available or, if available, may not be on terms acceptable to us. Our inability to obtain such financing would have a material adverse effect on our acquisition strategy.

         Both debt and equity financing involve certain risks. Debt financing may require us to pay significant amounts of interest and principal payments, reducing the resources available to us to expand our existing businesses. Equity financing may be dilutive to our stockholders' interest in the assets and earnings of the Company. For example, as of June 30, 1999, of a total of 12,500 shares of Series A Convertible Preferred Stock sold in April 1998, those shares plus accrued dividends had been converted into 1,231,180 shares of Common Stock at an average price per share of approximately $1.04. Prior to the issuance of such shares of Preferred Stock in April 1998, a total of approximately 4,437,000 shares of Common Stock had been outstanding. The conversion of the Preferred Stock sold in June 1999 into shares of Common Stock also is expected to have a dilutive effect on the Company's existing stockholders. In addition, Common Stock issued as consideration in an acquisition transaction may be dilutive under certain circumstances to our existing stockholders.

         RELIANCE UPON DISTRIBUTOR AND SUPPLIER RELATIONSHIPS; DEPENDENCE ON SIGNIFICANT CUSTOMERS. Our North American operations are based upon the integration of hardware, software, and communications and data processing equipment manufactured by others into systems designed to meet the needs of our customers. Although we have distributor agreements with a number of equipment manufacturers, a major portion of our revenues is based upon products manufactured by three companies. In this regard, we rely to a significant extent on products manufactured (and services provided) by Centigram Communications Corporation, products manufactured by Baypoint Innovations, the Mitel Corporation subsidiary that purchased the customer premises equipment ("CPE") business of Centigram Communications Corporation, and on products manufactured by Interactive Intelligence, Inc. ("I3"), principally I3's enterprise information center ("EIC") product, a next-generation communications server that merges voice and data functions into a single computer-based system. Revenues from EIC products accounted for approximately 13% of North American revenues for the quarter ended June 30, 1999 and are expected to increase rapidly in future quarters. Legacy voice processing revenues (which includes CPE product revenues), although declining in importance, accounted for approximately 87% of our revenues for the quarter ended June 30, 1999. Any disruption to our relationships with, or to products or services supplied by, Centigram, Baypoint or I3 would have a significant adverse effect on our business for an indeterminate period of time until new supplier relationships could be established. Further, any material change in our other distributor relationships could adversely affect the Company.

         Infotel, our Singapore subsidiary, offers a wide range of infrastructure communications equipment products. Infotel also has an established business providing test measuring instrumentation and testing environments, and is the regional distributor and test and repair center for Rohde & Schwarz test instruments. Infotel's profitability depends in part on a steady stream of revenues relating to the services performed for Rohde & Schwarz test instruments. Since Infotel's revenues comprised approximately 42% of NHancement's total revenues for the nine-month period ended June 30, 1999, any material change in Infotel's relationship with its manufacturers, including Rohde & Schwarz, and any interruption in the delivery of products to Infotel by its key suppliers, would materially adversely affect NHancement's financial condition.

         We currently service approximately 1,000 customers through the operations of our two subsidiaries. The revenues from our single largest customer accounted for approximately 21% of total revenues during the nine-month period ended June 30, 1999. No other customers accounted for over 5% of total revenues during this period. This concentration of revenues results in additional risk to the Company and its operations, and any disruption of orders from our single largest customer would have an adverse effect on our financial condition.

         INTENSE COMPETITION. The voice-processing and customer premises equipment markets are highly competitive and competition in this industry is expected to further intensify with the introduction of new product enhancements and new competitors. Our North American subsidiary competes with a number of larger integrated companies that provide competitive voice-processing products and services as subsets of larger product offerings. The Company's existing and potential competitors include many large domestic and international companies that have better name and product recognition in the market for the Company's products and services, a larger installed base of customers, and substantially greater financial, marketing and technical resources than the Company.

         Our Singapore subsidiary, Infotel, competes against several large companies in Singapore that are better capitalized. Although Infotel has in the past managed to compete successfully against these larger companies on the basis of its engineering and product management expertise, we cannot assure you that this expertise will allow Infotel to compete effectively with these larger companies in the future. Further, various large manufacturers headquartered outside of Singapore have established their own branch offices in Singapore and also compete with Infotel.

         RISKS IN INTEGRATING ACQUIRED COMPANIES. We have in the past pursued, and plan to continue to pursue, acquisition opportunities. Acquisitions involve a number of special risks, including among others:

         -  Adverse short-term effects on our operating results

         -  The disruption of our ongoing business

         -  The risk of reduced management attention to normal daily operations

         - Our dependence on the retention, hiring and training of key personnel and the potential risk of loss of such personnel

         - Our potential inability to successfully integrate the personnel, operations, technology and products of acquired companies

         -  Unanticipated problems or unknown legal liabilities

         -  Adverse tax or financial consequences

         The Company has made three significant acquisitions since its formation as a holding company in 1996. Two of these acquisitions, namely the acquisition of Voice Plus (now known as NHancement Technologies North America) and Advantis Network & Systems Sdn Bhd, a Malaysian company, in the past yielded operating results that were significantly lower than expected. In fact, the poor performance of Advantis led to its divestiture less than one year after the company was acquired by NHancement. Accordingly, we cannot assure you that the future performance of our subsidiaries will be commensurate with the consideration paid to acquire these companies. If we fail to establish the needed controls and to manage growth effectively, our operating results, cash flows and overall financial condition will be adversely affected.

         RISKS PERTAINING TO INTERNATIONAL OPERATIONS. Infotel, our Singapore subsidiary, accounted for approximately 42% of our revenues for the nine-month period ended June 30, 1999. There are risks associated with our international operations, including:

         - Our dependence on members of management of Infotel and the risk of loss of customers in the event of the departure of key personnel

         - Unexpected changes in or impositions of legislative or regulatory requirements

         -  Potentially adverse taxes and adverse tax consequences

         -  The burdens of complying with a variety of foreign laws

         -  Political, social and economic instability

         -  Potential hostilities

         -  Changes in diplomatic and trade relationships

         Any one or more of these factors could negatively affect the performance of Infotel and result in a material adverse change in the business, operations and financial condition of NHancement.

         RISKS INVOLVED IN CHANGES IN MANAGEMENT. Management changes often have a disruptive effect on businesses and can lead to the loss of key employees because of the uncertainty inherent in change. Earlier this year, the President and Chief Executive Officer of NHancement resigned his position and, more recently, the acting Chief Financial Officer and the Secretary and General Counsel of NHancement left the Company to pursue other opportunities. Douglas S. Zorn, the former Chief Financial Officer of the Company, was promoted to President and Chief Executive Officer to fill the vacancies created by the resignation of our former President and Chief Executive Officer. We have hired a new Chief Financial Officer whose employment will begin in late August 1999. However, while hiring efforts are underway to fill the vacancies created by the departure of other key employees, there is no assurance that these posts will be filled in the near future since the job market in the greater San Francisco Bay Area is intensely competitive. The loss of these or other key employees of the Company could have a material adverse effect on the Company's operations. Furthermore, the recent changes in management may not be adequate to sustain the Company's profitability or to meet its future growth targets.

         RISKS ASSOCIATED WITH YEAR 2000 ISSUE. The "Year 2000" issue is the result of computer programs being written using two digits (rather than four) to define the applicable year. Software programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations.

         We have completed our assessment of the Year 2000 problem and presently believe that, with modification to or replacement of existing software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems. Further, we believe that the costs associated with any such upgrade or replacement of software will not be material, and that all such changes will be implemented by the end of calendar year 1999. However, if such modifications are not made in a timely manner, or are not made properly, the Company may be unable to implement appropriate Year 2000 solutions, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         The estimated cost of the new business systems for North American locations combined is $425,000, of which $350,000 has been incurred. Such systems are needed not only to remedy Year 2000 compliance problems but also to maintain proper controls for the Company. The estimated cost of the new business systems for Infotel is $180,000.

         Where potential Year 2000 computer problems contained in the products used or distributed by the Company have been identified, the manufacturers have stated that they have committed resources to resolve such problems prior to year 2000. However, there can be no assurance that these manufacturers will, in fact, timely complete the resolution of their Year 2000 problems or, even if timely completed, that those solutions will be acceptable in the marketplace. The solution to be provided by some manufacturers will involve a significant upgrade cost to the end user, which may give rise to disputes and/or litigation between the end user and the manufacturer, which may also involve the Company. The costs of such possible disputes or litigation could be significant, thereby resulting in a material adverse effect on our business, financial condition and results of operations. We also have not been able to determine whether the legal systems of Singapore would result in more or less litigation exposure to the Company and its subsidiaries if there were disputes between the end user of a product installed by Infotel, and the manufacturer.

         We believe we have taken reasonable steps to identify and correct all Year 2000 problems within our control. However, the Company may suffer business interruptions if customers, vendors and other third parties with which we conduct business are unsuccessful in remedying their own Year 2000 problems. Further, the Company could be adversely affected by any widespread economic or financial market disruption. We have not adopted a contingency plan that addresses widespread economic or financial market disruption that is outside of our control.

                               RECENT DEVELOPMENTS

         We recently entered into a letter of intent to acquire the assets of Eastern Systems Technology, Inc., a Company engaged in the business of software development ("EASTERN"). Under our agreement in principal with Eastern, we would acquire the assets of Eastern in exchange for initial consideration of 675,000 shares of our Common Stock, the transfer of which is expected to be restricted for at least one year, and additional consideration of additional shares of our Common Stock (the "ADDITIONAL SHARES"), in an amount equal to $400,000 divided by the closing bid price of our shares of Common Stock as quoted on the Nasdaq SmallCap Market on the date prior to the filing of a registration statement on Form S-3 providing for the registration of the Additional Shares. None of the shares of the Company's Common Stock issuable in connection with this transaction will be registered for resale under this Prospectus; instead, a separate registration statement will be filed to register the Additional Shares.

         In connection with the acquisition of Eastern's assets, we plan to enter into employment and non-compete agreements with two key employees of Eastern, and to employ certain other key employees of Eastern on an "at-will" basis. It is also anticipated that we will pay one of these key employees royalties on certain software licenses developed by such employee for the Company.

         Upon closing of the acquisition transaction, the Company will loan Eastern $250,000 secured by the Additional Shares. The loan will bear interest and generally will be payable in full on the earlier of (i) one year following the closing of the acquisition or (ii) within 30 days following the effective date of the registration statement covering the Additional Shares.

         Closing of this proposed acquisition has been approved by NHancement's Board of Directors and is subject only to the approval of certain of the holders of the Company's Preferred

Stock. The holders of the Company's Preferred Stock are the Selling Stockholders named in this Prospectus.

                              SELLING STOCKHOLDERS

         This Prospectus relates to shares of the Company's Common Stock that may be acquired by the Selling Stockholders named below upon conversion of the shares of Preferred Stock held by the Selling Stockholders, the payment in shares of Common Stock of dividends due on the Preferred Stock and the exercise of certain warrants to purchase shares of the Company's Common Stock issued to the Selling Stockholders.

         The shares of the Preferred Stock, and the warrants to acquire shares of the Company's Common Stock, held by the Selling Stockholders were acquired by the Selling Stockholders on June 15, 1999, pursuant to the terms of a Securities Purchase Agreement dated April 1998, as later amended, entered into between the Company and the Selling Stockholders. The Preferred Stock, valued at its liquidation preference of $100 per share, is convertible into shares of Common Stock at the lesser of $2.90 per share (the conversion price in effect on April 13, 1998) or 75% of the current market price on the conversion date, but not less than $0.60 per share. The current market price is the average closing bid price of the Common Stock for the five trading days preceding the conversion date. On August 6, 1999, the conversion rate was $1.631250 per share. In addition, dividends payable on the Preferred Stock, at the rate of $5.00 per share per annum, may be converted, at the option of the Company, into shares of Common Stock (based on the same conversion rate formula). A total of 17,500 shares of Preferred Stock were issued to the Selling Stockholders on June 15, 1999. The Selling Stockholders also received warrants to purchase a total of 175,000 shares of Common Stock, at an exercise price of $1.37 per share. In addition, the Selling Stockholders received warrants to purchase a total of an additional 200,000 shares of Common Stock, at an exercise price per share of $1.37; exercise of these warrants is contingent upon the redemption by the Company of shares of the Preferred Stock.

         The terms of the Preferred Stock and of the warrants specify that a Selling Stockholder cannot convert the Preferred Stock or exercise its warrants to the extent that such conversion or exercise would result in the Selling Stockholder and its affiliates beneficially owning more than 9.99% of the then-outstanding Common Stock. Thus, although some of the shares listed in the table below might not be subject to purchase by a Selling Stockholder, during that 60-day period, they are nevertheless included in the table.

         The following table sets forth, to the knowledge of the Company, the number of shares of Common Stock and the percentage of the outstanding shares of Common Stock beneficially owned by each Selling Stockholder, and the number of shares to be offered and sold by such Selling Stockholder. Assuming that all of the shares offered by each Selling Stockholder are in fact sold, no Selling Stockholder, other than AMRO International S.A., is expected to beneficially own any shares of the Company's Common Stock following completion of the offering and sale of shares under this Prospectus. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table. As of August 6, 1999, the Company had 6,954,000 shares of Common Stock issued and outstanding, and 17,500 shares of Series A Convertible Preferred Stock issued and outstanding.

-------------------------------------------------------------------------------------------------
                                        SHARES OF COMMON STOCK            SHARES OF COMMON
                                      BENEFICIALLY OWNED BEFORE             STOCK OFFERED
NAME                                        OFFERING(1)                    FOR SALE (3) (4)
-------------------------------------------------------------------------------------------------
                                      NUMBER             PERCENT(2)
-------------------------------------------------------------------------------------------------
The Endeavour Capital Fund S.A.         520,573           6.96%                520,573
-------------------------------------------------------------------------------------------------
AMRO International S.A.(5)              653,492           8.98%                325,358
-------------------------------------------------------------------------------------------------
Olympia Partners LLC                    130,142           1.84%                130,142
-------------------------------------------------------------------------------------------------
Balmore Funds S.A.                      176,622           2.48%                176,622
-------------------------------------------------------------------------------------------------
Austost Anstalt Schaan                  148,735           2.09%                148,735
-------------------------------------------------------------------------------------------------

-------------------
(1) For each Selling Stockholder, includes shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock issued to date and payment in shares of Common Stock of dividends due on the Preferred Stock (assuming in each case a conversion rate based on 75% of the average closing bid price of the Common Stock for the five trading days ending on August 5, 1999, or a conversion rate of $1.631250 per share), and also includes shares of Common Stock issuable upon exercise in full of such Selling Stockholder's pro rata share of warrants to purchase a total of 175,000 shares of Common Stock. Does not include such Selling Stockholder's pro rata share of warrants to purchase an additional 200,000 shares of Common Stock, as the exercise of such warrants is conditioned upon the redemption by the Company of shares of the Series A Convertible Preferred Stock, pursuant to the terms of the Securities Purchase Agreement, as amended, relating to the sale by the Company to the Selling Stockholders of the Preferred Stock and the terms of the Company's Certificate of Designations, as filed with the Secretary of State of the State of Delaware.

         As required by SEC regulations, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days, which in this instance excludes the warrants to purchase 200,000 Common Stock shares, the exercise of which is contingent on the redemption by the Company of shares of the Preferred Stock. In the case of each Selling Stockholder, however, the number of shares indicated may be more than the shares which can be purchased in that 60-day period. For such Selling Stockholder, the table shows the estimated total of the shares which would be issued on the conversion of all of its Preferred Stock and the issuance of shares to pay for the accrued dividends on those shares of Preferred Stock (at an assumed conversion price of $1.631250 per share) and the exercise by such Selling Stockholder of its pro rata share of the warrants to purchase 175,000 shares. However, the terms of the Preferred Stock and of the warrants specify that a Selling Stockholder cannot convert the Preferred Stock or exercise its warrants to the extent that such conversion or exercise would result in the Selling Stockholder and its affiliates beneficially owning more than 9.99% of the then-outstanding Common Stock. Thus, although some of the shares listed in the table might not be subject to purchase by a Selling Stockholder, during that 60-day period, they are nevertheless included in this table. As described in greater detail in footnote (4) below, the actual number of shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the warrants is subject to adjustment and could be materially less or more than the number estimated in the table. This variation is due to factors that cannot be predicted by us at this time. The most significant of these factors is the future market price of the Company's Common Stock.

(2) Calculated on the basis of 6,954,000 shares of Common Stock outstanding on August 6, 1999. The percentage interest of each Selling Stockholder is based on the beneficial ownership of that Selling Stockholder divided by the sum of the current outstanding shares of Common Stock plus the additional shares, if any, which would be issued to that Selling Stockholder (but not any other Selling Stockholder) when converting Preferred Stock or exercising any warrant or other right in the future. For purposes of presentation in the table above, the 9.99% limit referred to in footnote (1) above has been disregarded.

(3) Assumes sale of all shares of Common Stock offered by the Selling Stockholders, based on the conversion ratio described in footnote (1) above, and exercise of warrants to purchase 175,000 shares of Common Stock; excludes the warrants that may be exercised only in the event of the redemption by the Company of the Preferred Stock. The actual number of shares of Common Stock issued or issuable upon conversion of the Preferred Stock and payment in shares of Common Stock of dividends on the Preferred Stock is subject to adjustment, based on a floating conversion rate (which in no event may be less than $0.60 per share), and could be materially more or less than the number of shares of Common Stock reflected in the table above. The Company has registered for resale under this Prospectus a maximum of up to 2,627,874 shares of its Common Stock. Based on the conversion price in effect on August 6, 1999, as reflected in the table above, significantly fewer shares of Common Stock are available for resale under this Prospectus than the 2,627,874 shares registered for resale, even assuming the exercise of 175,000 of the 375,000 warrants. Were the conversion price to decrease by a significant amount, considerably more shares would be available for resale under this Prospectus, up to a maximum of 2,627,874 shares. For example, based on the conversion price in effect on June 15, 1999, the date of the closing of the sale of the Preferred Stock (calculated on the basis of a conversion price of 75% of the average closing bid price of the Common Stock for the five trading days ending June 14, 1999 or $0.862500 per share), a total of approximately 2,305,435 shares would be available for resale upon conversion of the Preferred Stock into Common Stock, the payment in shares of Common Stock of dividends on the Preferred Stock and the exercise of warrants to purchase 175,000 shares. Were the conversion rate to be equal to the minimum conversion price of $0.60 per share, the Selling Stockholders would be entitled to receive a total of approximately 3,237,500 shares of Common Stock, upon conversion of the Preferred Stock into Common Stock, the payment in shares of Common Stock of dividends on the Preferred Stock and the exercise of warrants to purchase 175,000 shares. Notwithstanding anything to the contrary contained in the foregoing, a maximum of 2,627,874 shares are available for resale under this Prospectus. However, under the terms of our agreement with the Selling Stockholders, we are obligated to register any shares in excess of that number registered for resale under this Prospectus. In addition, the actual number of shares of Common Stock offered for resale may be higher or lower based on issuances of additional shares in the event of any future stock dividends, stock distributions, stock splits or similar capital readjustments. There are also limitations on the number of shares of Common Stock that may be converted at any time. Generally, as described in footnote (1) above, the Selling

         Stockholders may not convert the Preferred Stock to the extent that such conversion would result in a Selling Stockholder owning more than 9.99% of the then-outstanding Common Stock.

(4) The number of shares registered for resale by each Selling Stockholder under this Prospectus is equal to 201.921% of the amount specified in the table, to take into account the floating conversion rate described in footnote (3) above.

(5) The beneficial holdings of this Selling Stockholder include 328,134 shares of Common Stock acquired by the Selling Stockholder upon the conversion of shares of Series A Convertible Preferred Stock (including Common Stock share dividends payable thereon) acquired in April 1998. These shares of Common Stock are registered for resale under a Registration Statement on Form S-3 (SEC File No. 333-52709) declared effective by the SEC on June 2, 1998. Assuming that all shares of Common Stock covered by the Registration Statement of which this Prospectus is a part, and all shares of Common Stock covered by the Registration Statement declared effective by the SEC in June 1998, are in fact sold by this Selling Stockholder, the Selling Stockholder would not hold beneficially or of record any shares of Common Stock following completion of this offering and sale of shares. If the 328,134 shares of Common Stock covered by the earlier Registration Statement are not sold by this Selling Stockholder, then the Selling Stockholder would hold approximately 3.97% of the Company's issued and outstanding shares following completion of the offering and sale of shares under this Prospectus, assuming all such shares are in fact sold.


                              PLAN OF DISTRIBUTION

         The shares may be offered and sold from time to time by the Selling Stockholders. No Selling Stockholder is required to offer or sell any of its shares. Any such sales may be made on the Nasdaq SmallCap Market System or such other national securities exchange on which shares of the Company's Common Stock are then-listed, through negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Stockholders directly, or through agents designated from time to time, or through underwriters, brokers or dealers also to be designated, may sell the shares from time to time on terms to be determined at the time of sale. Any such underwriters, brokers or dealers may receive compensation in the form of commissions or otherwise in such amounts as may be negotiated by them. As of the date of this Prospectus, no agreements had been reached for the sale of the shares or the amount of any compensation to be paid to underwriters, brokers or dealers in connection therewith.

         We will bear all expenses in connection with the registration and sale of the shares, other than commissions, concessions or discounts to underwriters, brokers or dealers, transfer taxes and certain of the fees and expenses of counsel and other advisors to the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

         We have agreed to indemnify the Selling Stockholders and the Selling Stockholders have agreed to indemnify us and our officers, directors, employees, agents and controlling persons from certain damages or liabilities arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in or material omission or alleged omission from the Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, to the extent such untrue statement or omission was made in the Registration Statement or other document in reliance upon information furnished by the indemnifying party.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification of such liabilities (other than the payment by the Company of expenses incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Selling Stockholders and any underwriter, broker or dealer who acts in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

                                  LEGAL MATTERS

         The validity of the Common Stock offered under this Prospectus has been passed upon for the Company by Tomlinson Zisko Morosoli & Maser LLP, 200 Page Mill Road, Second Floor, Palo Alto, California 94306.

                                     EXPERTS

         The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the fact that the Company purchased substantially all of its inventory from two vendors during the nine months ended September 30, 1998) incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         NHancement Technologies Inc., a Delaware corporation, files with the SEC annual, quarterly and special reports, proxy statements and other information required by the Exchange Act. You may read and copy any document we file at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov or at our website at: http://www.nhan.com.

         The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act, with respect to the shares of the Company's Common Stock registered hereby. This Prospectus, which constitutes a part of that Registration Statement, does not contain all of the information contained in that Registration Statement and its exhibits. For further information with respect to NHancement and its shares of Common Stock, you should consult the Registration Statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying as described above.

         The SEC allows the Company to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this Prospectus, and information that we later file with the SEC will automatically update and supersede this information.

         The following documents filed by NHancement with the SEC pursuant to
Section 13 of the Exchange Act (File No. 0-21999) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made prior to the termination of the offering are incorporated by reference:

(a) The Company's Annual Report on Form 10-KSB for the nine-month fiscal year ended September 30, 1998 filed with the SEC pursuant to Section 13 of the Exchange Act on January 13, 1999, as amended by the Amendment to the Registrant's Annual Report on Form 10-KSB for the nine-month fiscal year ended September 30, 1999 filed with the SEC pursuant to Section 13 of the Exchange Act on January 29, 1999.

(b) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended December 31, 1998, March 31, 1999 and June 30, 1999 filed with the SEC on February 16, 1999, May 13, 1999 and July 28, 1999, respectively, pursuant to Section 13 of the Exchange Act.

(c) The Company's Reports on Form 8-K filed with the SEC on February 12, 1999 and June 15, 1999, respectively, pursuant to Section 13 of the Exchange Act.

(d) The Company's Registration Statement No. 0-21999 on Form 8-A filed with the SEC on January 17, 1997, pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Company's Common Stock, including any amendments or reports filed for the purpose of updating such description.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for copies can be made by writing or telephoning us at NHancement Technologies Inc., 39420 Liberty Street, Suite 250, Fremont, California 94538; Telephone number: (510) 744-3333.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         Expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereby (estimated, including the registration fees) are as follows:

Registration Fee                         $  1,277.99(1)

Legal Fees and Expenses                  $ 18,000.00(2)

Accounting Fees and Expenses             $  5,000.00

Printing                                 $  1,500.00

Transfer Agent and Registrar Fee         $  1,000.00

Miscellaneous                            $  1,250.00

TOTAL                                    $ 28,027.99

-------------------------
(1) Pursuant to Rule 457(c) promulgated by the SEC under the Securities Act, the registration fee for 2,252,874 shares of the Company's Common Stock was calculated based on the average of the bid and asked price of the Company's Common Stock on August 6, 1999, as reported on the Nasdaq SmallCap Market System. Pursuant to Rule 457(h)(1) promulgated by the SEC under the Securities Act, the registration fee for 375,000 shares of the Company's Common Stock was calculated on the basis of the price of $1.37 per share at which warrants to purchase 375,000 shares of the Company's Common Stock may be exercised.

(2) Excludes legal fees incurred in connection with the Series A Convertible Preferred Stock offering. Also excludes legal fees related to the proxy solicitation required in connection with the special meeting of stockholders held in April 1999 for the purpose of approving the terms of the Series A Convertible Preferred Stock issuance, the issuance of shares of Common Stock into which the Preferred Stock is convertible, and the issuance of shares of Common Stock in payment of the dividend amounts due on the Preferred Stock.

Item 15. Indemnification of Officers and Directors.

         The Company has included in its Certificate of Incorporation and in its Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware and (ii) indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

         The Company has purchased a directors' and officers' insurance policy with a $5.0 million coverage limit per occurrence and $5.0 million in the aggregate per policy year.

Item 16. Exhibits

EXHIBIT NUMBER      TITLE OF EXHIBIT
--------------      ----------------
5                   Opinion of Tomlinson Zisko Morosoli & Maser LLP, regarding legality of securities being registered

23.1                Consent of BDO Seidman, LLP

23.2                Consent of Tomlinson Zisko Morosoli & Maser LLP (included in
                    Exhibit 5)

24 Power of Attorney (included in signature pages to Registration Statement)

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range, may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) to include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply to the Registrant if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "ACT") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Fremont, State of California, on the 12th day of August, 1999.

                                 NHANCEMENT TECHNOLOGIES INC.


                                 By:  /s/ DOUGLAS S. ZORN
                                      ---------------------------------------
                                        Douglas S. Zorn
                                        President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Douglas S. Zorn and James S. Gillespie, and each of them, his attorneys-in-fact and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer and
Acting Principal Financial and Accounting Officer:

/s/ DOUGLAS S. ZORN                         President, Chief Executive          August 12, 1999
------------------------------------        Officer and a Director
Douglas S. Zorn                             (Acting Principal Financial
                                            Officer)

Additional Directors:

/s/ JAMES S. GILLESPIE                      Director                            August 12, 1999
------------------------------------
James S. Gillespie


/s/ ROBERT J. SCHMIER                       Director                            August 12, 1999
------------------------------------
Robert J. Schmier


/s/ N. BRUCE WALKO                          Chairman of the Board               August 12, 1999
------------------------------------        and a Director
N. Bruce Walko

                                  EXHIBIT INDEX

EXHIBIT NUMBER       TITLE OF EXHIBIT
--------------       ----------------
5                    Opinion of Tomlinson Zisko Morosoli & Maser LLP, regarding legality of securities being registered

23.1                 Consent of BDO Seidman, LLP

23.2 Consent of Tomlinson Zisko Morosoli & Maser LLP (included in Exhibit 5)

24 Power of Attorney (included in signature pages to Registration Statement)